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                                                                   EXHIBIT 10.29



                            SPECIAL EQUITY AGREEMENT

         This Special Equity Agreement (this "Agreement"), is made this 5th day of March, 2003 (the "Effective Date"), by and between ProLogis and Irving F. Lyons, III (the "Executive");

                                   WITNESSETH:

         WHEREAS, the Executive is currently employed by ProLogis in an executive capacity; and

         WHEREAS, the Management Development and Compensation Committee (the "Committee") of the Board of Trustees (the "Board") of ProLogis has the authority to determine compensation of ProLogis' executives; and

         WHEREAS, the Committee has determined that, to ensure that the Executive receives a competitive compensation package, to maintain continuity in the management of ProLogis' affairs, and to protect ProLogis' valuable business interests, it is appropriate to enter into this Agreement on the terms herein provided;

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, ProLogis and the Executive hereby agree as follows:

         1. Continued Employment. The parties agree that the Executive will continue in employment with ProLogis through December 31, 2004; provided, however, that (a) ProLogis reserves its right to terminate the employment of the Executive to the same extent that it had such right without regard to this Agreement, and (b) the Executive reserves his right to terminate employment with ProLogis to the same extent that he had such right without regard to this Agreement.

         2. Extension of Option Expiration. ProLogis hereby agrees that:

         (a) each stock option which has been granted to the Executive under the ProLogis 1997 Long-Term Incentive Plan (the "Incentive Plan") and which is outstanding on the Effective Date (each an "Existing Option") shall be amended, effective as of the Effective Date, to provide that the Expiration Date (as defined in the Incentive Plan) thereof shall be no earlier than the fifth anniversary of the first to occur of the Executive's Retirement (as defined in the Incentive Plan), Disability (as defined in the Incentive Plan) or death, but in no event later than the tenth anniversary of the date the Existing Option was granted; and

         (b) each stock option which is granted to the Executive under the Incentive Plan on or after the Effective Date shall provide that the Expiration Date thereof shall be no


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                  earlier than the fifth anniversary of the first to occur of the Executive's Retirement, Disability or death, but in no event later than the tenth anniversary of the date the option is granted.

Notwithstanding the provisions of paragraphs 2 (a) and (b) next above, dividend equivalent units ("DEUs") with respect to options granted to the Executive (including Existing Options) will continue to be credited after the Executive's Retirement, Disability or death until the fifth anniversary of the Executive's Retirement, Disability or death. For purposes of applying the foregoing and for applying the provisions of the Incentive Plan to the options granted to the Executive thereunder (including the Existing Options), the Executive shall be treated as though he has attained age 60 as of December 31, 2004 without regard to whether he has actually attained age 60 as of that date. The provisions of any option granted to the Executive under the Incentive Plan (including any Existing Option) relating to terminations other than on account of Retirement, Disability or death shall not be affected by the provisions of this Agreement or any amendment to any Existing Option, except as specifically provided in the immediately preceding sentence.

         3. Noncompetition. In consideration for the additional payments and benefits awarded to the Executive pursuant to this Agreement, the Executive hereby agrees as follows:

         (a) while he is employed by ProLogis, he shall not, directly or indirectly, be employed by, serve as a consultant to, or otherwise assist or provide services to a Competitor (defined below), except to the extent expressly agreed by ProLogis;

         (b) during the Noncompetition Period (as defined below), he shall not, directly or indirectly, (i) serve on the board of directors or trustees of or serve as an officer or employee of any real estate investment trust with a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or (ii) be employed by, serve as a consultant to, or otherwise assist or provide services to a Competitor if: (A) the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to ProLogis and its affiliates, and such services are to be provided with respect to any location in which ProLogis or any of its affiliates had material operations during the 24-month period prior to the Termination Date, or with respect to any location in which ProLogis or any of its affiliates had devoted material resources to establishing operations during the 24-month period prior to the Termination Date; or (B) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of ProLogis and its affiliates to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information;

         (c) while he is employed by ProLogis and during the Noncompetition Period, he shall not, directly or indirectly own an equity, partnership or profits interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock


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                  Exchange or the American Stock Exchange or included in the
                  NASDAQ System), except to the extent expressly agreed by ProLogis.

Nothing in this Section 3 or Section 4 shall be construed as limiting the Executive's duty of loyalty to ProLogis while he is employed by ProLogis, or any other duty he may otherwise have to ProLogis while he is employed by ProLogis. For purposes of this Agreement the following capitalized terms shall have the meanings indicated:

         (A) The term "Competitor" means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which ProLogis was engaged during the period of the Executive's employment with ProLogis during the 24-month period prior to the Executive's Termination Date. For the avoidance of doubt, King and Lyons, L.P. ("King & Lyons") shall not be deemed a Competitor with respect to the Phase II Bayside Business Park Land in Fremont, California and Patterson Pass Business Park Land in Tracy, California currently owned by King & Lyons.

         (B) The term "Noncompetition Period" means the period commencing on the Executive's Termination Date and ending on the fifth anniversary of his Termination Date.

         (C) The term "Termination Date" means the date on which the Executive's employment with ProLogis terminates for any reason.

         4. Confidentiality. The Executive agrees that, while he is employed by ProLogis and so long as he shall live thereafter, he agrees to keep confidential all, and not to disclose any, data, knowledge or information with respect to the conduct and details of business of ProLogis and its affiliates, including trade secrets, and the formulas, methods, processes, ideas, improvements, machines, tools, inventions and discoveries related in any way to the business of ProLogis and its affiliates, which are shown, communicated or otherwise made known to Executive during his employment with ProLogis or otherwise; provided, however, that the foregoing confidentiality obligations of the Executive shall not be applicable to any such data, knowledge or information which is (i) available to the general public or industry other than as a result of a breach of this Agreement, or (ii) known to the Executive prior to its disclosure to him by ProLogis or its affiliates.

         5. Equitable Remedies. The Executive acknowledges that ProLogis would be irreparably injured by a violation of Section 3 or Section 4 of this Agreement, and he agrees that ProLogis, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 3 or
Section 4.

         6. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).


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         7. Effect of Death Following Retirement. The provisions of this
Agreement shall continue to apply for periods after the Executive's death following Retirement.

         8. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.

         9. Amendment. This Agreement may be amended by the mutual agreement of the parties; provided, however, that any such amendment which would affect any outstanding award under the Incentive Plan shall be without effect unless the Committee consents thereto and any amendment which requires an amendment of the Incentive Plan shall be without effect unless the Board consents thereto.

         10. Conditioned on Approval of the Committee and Board. This Agreement shall be without force and effect until it is approved by the Committee and the Board.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and ProLogis has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.


                                           /s/ Irving F. Lyons, III
                                           ------------------------------------
                                           Irving F. Lyons, III, Executive





                                           PROLOGIS



                                           By: /s/ Edward S. Nekritz
                                               --------------------------------
                                               Edward S. Nekritz
                                               Secretary and General Counsel



Acknowledged and Agreed:



By: /s/ Donald P. Jacobs
   -------------------------------
   Donald P. Jacobs
   Chairman
   Management Development & Compensation
   Committee


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